Exhibit 10.1

NIELSON & Associates Inc.

P.O. Box 2850 * Cody, Wyoming 82414	(307) 587-2445	FAX (307) 527-4943

February 2, 2007

Mr. Tucker Franciscus
Pyr Energy Corp.
1675 Broadway, #2450
Denver, CO 80202

Re:    Offer to Purchase Interests
          Ryckman Creek Leases
          Uinta County, Wyoming

Dear Mr. Franciscus:

Nielson & Associates, Inc. (“Buyer”) hereby extends an offer to Pyr Energy Corp. (“Seller”) of Seven Hundred Seventy Five Thousand Dollars ($775,000) (the “Purchase Price”) for all right, title and interest in and to all of the oil and gas leases, associated leasehold and other interests, wells, easements, contracts, permits and properties, including all equipment and other personal property (“Interests”) owned by Seller in the Ryckman Creek Field as more fully described in the attached Exhibit A. This offer is subject to the following terms and conditions.

1.	Effective Date. The effective date of the sale will be February 1, 2007 (“Effective Date”).

2.	Closing Date. This transaction shall close no later than February 28, 2007 (“Closing Date”).

3.

Interests to be Conveyed.    The interests to be conveyed will be a minimum of 100% Working Interest and an 86.5625% Net Revenue Interest in the Interests described on Exhibit A. Seller shall reserve and except from the Interests to be conveyed to Buyer an 0.9375% overriding royalty interest.

4.

Accounting as of the Effective Date. Seller shall be responsible for all costs, expenses and liabilities relating to the Interests (including without limit ad valorem, production, severance and excise taxes and royalties) and shall be entitled to all proceeds, and income attributable to the Interests prior to the Effective Date. Nielson shall be responsible for all costs, expenses and liabilities relating to the Interests (including without limit ad valorem, production, severance and excise taxes and royalties) and shall be entitled to all proceeds, receipts, and income attributable to the Interests after the Effective Date. Adjustments pursuant to this section shall be made at closing, if possible, or within 45 days of closing if adjustment amounts are indeterminable at the time of closing.

5.

Marketable Title. This offer is subject to delivery of marketable title, free and clear of all liens, mortgages and other encumbrances and claims against the Interests and with a special warranty of title.

6.

Due Diligence. Nielson shall be entitled to conduct due diligence from the execution of this offer letter, including an onsite inspection, and shall be afforded full opportunity to review Seller’s files, including title, accounting and contract information relating to the Interests. Nielson shall have satisfied itself that Seller owns the interests set forth on Exhibit A, and that no material title defects, material contractual restrictions, or material environmental liabilities exist. In addition, Nielson shall have satisfied itself as to the status of gas imbalances, if any, and payout accounts affecting the Interests.

7.	Gas Imbalances. Gas imbalances, if any, attributable to the Interests as of the Effective Date shall be adjusted by a mutually agreeable amount.

8.	Claims, Liens and Encumbrances. At closing, the Interests shall be conveyed to Nielson free and clear of all liens, encumbrances and claims and with a special warranty of title.

9.

Confidentiality. The parties agree to maintain confidentiality with respect to the terms and conditions of this offer letter except with the written consent of the other party, which consent will not be unreasonably withheld, or as otherwise may be required by law, rule, order or subpoena.

10.

Amendments. No amendments or other changes to this offer letter shall be effective unless the same is in writing and signed by both parties. This offer letter shall not be assigned in whole or in part by either party without the prior written consent of the other party, except as required to execute a Like-Kind Exchange.

11.	Expenses. Seller and Nielson acknowledge that no broker or finder is entitled to any fees or other commission in connection with the proposed purchase of the Interests.

12.	Binding Commitment. Both parties acknowledge that execution of agreement to this offer letter constitutes a binding commitment.

13.

Timing of Acceptance. This offer shall be considered void if not accepted by February 2, 2007. Nielson reserves the right to withdraw this offer or cancel it at any time without prior notice to Seller.

If the terms and conditions of this offer are acceptable, please indicate your agreement by signing below and returning one of the executed originals to my attention. Please feel free to contact me at (307) 527-2864 if you should have any questions.

My Best Regards,

/s/   Tom Fitzsimmons

Tom Fitzsimmons
EVP/COO
Nielson & Associates, Inc,

AGREED TO AND ACCEPTED THIS 2ND DAY OF FEBRUARY, 2007.

PYR ENERGY CORP.

By:    /s/ Kenneth R. Berry, Jr.

Name:     Kenneth R. Berry, Jr.

Title:    Chief Executive Officer and President

Exhibit “A”
Offer to Purchase Interests
Ryckman Creek Field
Uinta County, Wyoming

Lease	Description	WI	NRI
WYW 160458	Sec. 24 ALL	100%	86.5625%
	T17N,
	R119W
	Uinta County, Wyoming
	All Depths

WYW 160457	Sec. 18 Lots 5-8; E2; E2W2	100%	86.5625%
	Sec. 30 Lots 5-8; E2; E2W2
	T17N, R118W
	Uinta County, Wyoming
	All Depths